Execution Version

SUBADVISORY AGREEMENT

THIS SUBADVISORY AGREEMENT (this “Agreement”) is made and entered into as of this 19th day of February, 2020, by and between RiverNorth Capital Management, LLC (the “Adviser”), a Delaware limited liability company registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) located at 325 North LaSalle Street, Suite 645, Chicago, Illinois 60654, and MacKay Shields LLC (the “Subadviser”), a Delaware limited liability company registered under the Advisers Act, located at 1345 Avenue of the Americas, 43rd Floor, New York, New York 10105, with respect to the RiverNorth Flexible Municipal Income Fund, Inc., a Maryland corporation (the “Fund” or “Company”). The effective date of this Agreement (the “Effective Date”) shall be the first date of trading of the Fund’s shares on the New York Stock Exchange.

W I T N E S S E T H:

WHEREAS, the Company is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has, pursuant to a Management Agreement with the Company dated as of the 19th day of February, 2020, (the “Management Agreement”), been retained to act as investment adviser for the Fund;

WHEREAS, the Adviser represents that the Management Agreement permits the Adviser to delegate certain of its duties under the Management Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Subadviser to assist it in the provision of a continuous investment program for that discrete portion of the Fund’s assets that the Adviser will assign to the Subadviser, and Subadviser is willing to render such services subject to the terms and conditions set forth in this Agreement,

NOW, THEREFORE, the parties do mutually agree and promise as follows with respect to the Fund:

1. Appointment as Subadviser. The Adviser hereby appoints the Subadviser to act as investment subadviser for and to manage a discrete portion of the assets of the Fund designated by the Adviser (the “Subadviser Assets”) subject to the supervision of the Adviser and the Board of Directors of the Company and subject to the terms of this Agreement; and the Subadviser hereby accepts such appointment. In such capacity, the Subadviser shall be responsible for the investment management of the Subadviser Assets, including, subject to the other provisions of this Agreement, the authority (i) to make all investment decisions with respect to the Subadviser Assets, including without limitation the discretion to acquire (by purchase, exchange, subscription or otherwise), hold and dispose of (by sale, exchange or otherwise) investments, (ii) to enter into such agreements and make such representations (including representations regarding the opening of brokerage accounts and purchase of securities for investment) as may be necessary or proper in connection with the performance by the Subadviser of its duties hereunder, and (iii) to grant on behalf of the Fund any consents or waivers relating to the Subadviser Assets. It is recognized that the Subadviser and certain of its affiliates may act as investment adviser to one or more other investment companies and other managed accounts, including investment companies and managed accounts with similar or overlapping investment programs to those of the Subadviser Assets, and that the Adviser and the Company do not object to such activities.

For purposes of complying with Rule l0f-3, Rule 12d3-1, Rule 17a-10 and Rule 17e-l under the 1940 Act, the Subadviser hereby agrees that it will not consult with any other subadviser of an investment company or a series of an investment company that is advised by the Adviser (the "RiverNorth Fund complex") concerning transactions in securities or other fund assets for the Fund or any fund in the RiverNorth Fund complex, except that such consultations are permitted for purposes of complying with Rule 12d3-l under the 1940 Act and between the current and any successor sub-adviser (if any) of the Fund in order to effect an orderly transition of subadvisory duties as long as such consultations are not concerning transactions that would be prohibited by Section 17(a) of the 1940 Act but for the existence of an exemptive rule or order or an SEC staff no-action letter to similar effect. The Adviser or the Fund will provide to the Subadviser a list of the other current sub-advisers to the RiverNorth Fund complex and will promptly provide in writing to the Subadviser any changes to that list. In determining its compliance with this paragraph, the Subadviser is entitled to rely on that list.

2. Duties of Subadviser.

(a) Investments. The Subadviser is hereby authorized and directed and hereby agrees, subject to the stated investment policies and restrictions of the Fund as set forth in the Fund’s prospectus (“Prospectus”) and statement of additional information (“SAI”) as currently in effect and, as soon as practical after the Fund or the Adviser notifies the Subadviser thereof, as supplemented or amended from time to time and subject to the directions of the Adviser and the Company’s Board of Directors, to monitor on a continuous basis the performance of the Subadviser Assets and to conduct a continuous program of investment, evaluation and, if deemed appropriate in the Subadviser’s judgment, sale and reinvestment of the Subadviser Assets. The Adviser agrees to provide the Subadviser with such assistance as may be reasonably requested by the Subadviser in connection with the Subadviser’s activities under this Agreement, including, without limitation, providing information concerning the Fund, its cash flow and cash available for investment and generally as to the conditions of the Fund’s affairs. The Subadviser will also be responsible, in cooperation with the Adviser, for the management of any form of leverage associated with the Subadviser Assets, including activities associated with the issuance of tender option bonds (TOBs) or similar instruments.

(b) Compliance with Applicable Laws and Governing Documents. In the performance of its services under this Agreement, the Subadviser shall act in conformity with the Prospectus, SAI and the Company’s Agreement and Articles of Incorporation and By-Laws as currently in effect and, as soon as practicable after the Fund or the Adviser notifies the Subadviser thereof, as supplemented, amended and/or restated from time to time (referred to hereinafter as the “Articles of Incorporation” and “By-Laws,” respectively) and with the instructions and directions received in writing from the Adviser or the Directors of the Company and will conform to, and comply with, the requirements of the 1940 Act, Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) (subject to the obligations of the Adviser set forth below), and all other applicable federal and state laws and regulations. Without limiting the preceding sentence, the Adviser promptly shall notify the Subadviser as to any act or omission of the Subadviser hereunder that the Adviser reasonably deems to constitute or to be the basis of any noncompliance or nonconformance with any of the Company’s Articles of Incorporation and By-Laws, the Prospectus and the SAI, the instructions and directions received in writing from the Adviser or the Directors of the Company, the 1940 Act, the Code, or any other applicable federal and state laws and regulations. Notwithstanding the foregoing, the Adviser shall remain responsible for ensuring the Fund’s overall compliance with the 1940 Act, the Code and all other applicable federal and state laws and regulations, and the Subadviser is only obligated to comply with this subsection (b) with respect to the Subadviser Assets. The Adviser timely will provide the Subadviser with a copy of the minutes of the meetings of the Board of Directors of the Company to the extent they may affect the Fund or the services of the Subadviser, copies of any financial statements or reports made by the Fund to its shareholders, copies of the Prospectus, SAI and the Company’s Agreement and Articles of Incorporation and By-Laws and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement.

The Adviser shall perform quarterly and annual tax compliance tests to ensure that the Fund is in compliance with Subchapter M of the Code. In this regard, the Adviser acknowledges that the Subadviser shall rely completely upon the Adviser’s determination of whether and to what extent the Fund is in compliance with Subchapter M of the Code and that the Subadviser has no separate and independent responsibility to test the Fund (or the Subadviser Assets) for such compliance. In connection with such compliance tests, the Adviser shall inform the Subadviser at least ten (10) business days prior to a calendar quarter end if the Subadviser Assets are out of compliance with the diversification requirements under Subchapter M. If the Adviser notifies the Subadviser that the Subadviser Assets are not in compliance with such requirements noted above; the Subadviser will use commercially reasonable efforts to bring the Subadviser Assets back into compliance within the time permitted under the Code.

The Adviser shall perform quarterly compliance tests to ensure that the Fund is in compliance with the diversification provisions of Section 817 of the Code and the regulations thereunder. In this regard, the Adviser acknowledges that the Subadviser shall rely completely upon the Adviser’s determination of whether and to what extent the Fund is in compliance with the diversification provisions of Section 817 and the regulations thereunder and that the Subadviser has no separate and independent responsibility to test the Fund (or the Subadviser Assets) for such compliance. In connection with such compliance tests, the Adviser shall inform the Subadviser no more than five (5) business days after the end of a calendar quarter if the Subadviser Assets are out of compliance with these diversification requirements. If the Adviser notifies the Subadviser that the Subadviser Assets are not in compliance with such requirements noted above, the Subadviser will use commercially reasonable efforts to bring the Subadviser Assets back into compliance within the time permitted under the Code.

The Adviser will provide the Subadviser with reasonable advance notice of any change in the Fund’s investment objective, policies and restrictions as stated in the Prospectus and SAI, and the Subadviser shall, in the performance of its duties and obligations under this Agreement, manage the Subadviser Assets consistent with such changes, provided that the Subadviser has received prompt notice of the effectiveness of such changes from the Company or the Adviser. In addition to such notice, the Adviser shall provide to the Subadviser a copy of any modified Prospectus and SAI reflecting such changes. The Adviser acknowledges and will ensure that the Prospectus and SAI will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Fund, including, without limitation, the 1940 Act, and the rules and regulations thereunder, and that the Subadviser shall have no liability in connection therewith, except as to the accuracy of material information furnished in writing by the Subadviser to the Company or to the Adviser specifically for inclusion in the Prospectus and SAI. The Subadviser hereby agrees to provide to the Adviser in a timely manner following a request from the Adviser such information relating to the Subadviser and its relationship to, and actions for, the Company as may be required to be contained in the Prospectus, SAI or in the Company’s Registration Statement on Form N-2 and any amendments thereto.

(c) Voting of Proxies and Class Actions. The Adviser hereby delegates to the Subadviser the Adviser’s discretionary authority to exercise voting rights with respect to the securities and other investments in the Subadviser Assets and authorizes the Subadviser to delegate further such discretionary authority to a designee identified in a notice given to the Company and the Adviser. The Subadviser, including without limitation its designee, shall have the power to vote, either in person or by proxy, all securities and other investments in which the Subadviser Assets may be invested from time to time, and shall not be required to seek or take instructions from, the Adviser or the Company or take any action with respect thereto. Such authorization shall include the ability to exercise authority with regard to corporate actions affecting investments in the Subadviser Assets.

The Subadviser has established a written procedure for proxy voting in compliance with current applicable rules and regulations, including but not limited to Rule 30b1-4 under the 1940 Act. The Subadviser will provide the Adviser, or its designee, a copy of such procedure and establish a process for the timely distribution of the Subadviser’s voting record with respect to the Fund’s securities and other information necessary for the Fund to complete information required by Form N-2 under the 1940 Act and the Securities Act of 1933, as amended (the “Securities Act”), Form N-PX under the 1940 Act, and Form N-CSR under the Sarbanes-Oxley Act of 2002, as amended, respectively.

The Subadviser will not take any action or render any advice with respect to any assets held by the Fund that are named in or subject to any class action. The Adviser will instruct the custodian bank and all other applicable parties not to forward to the Subadviser any information concerning such actions.

(d) Power of Attorney. The Subadviser is hereby appointed the Adviser’s and the Company’s agent and attorney-in-fact with full power and authority for the Adviser and the Company and on their respective behalf to buy, sell and otherwise deal in securities, investment instruments and contracts relating to the same with respect to the Subadviser Assets. The Adviser and the Company further grant to the Subadviser as their agent and attorney-in-fact the power and authority to do and perform every act necessary and proper to be done in the exercise of the foregoing powers as fully as the Adviser or the Company might or could do if personally present. This power of attorney is coupled with an interest and shall terminate only on termination of this Agreement. The Subadviser agrees to provide the Adviser and the Company, upon request, with copies of any such agreements executed on behalf of the Adviser or the Company.

(e) Brokerage. The Subadviser is authorized, subject to the supervision of the Adviser and the plenary authority of the Company’s Board of Directors, to establish and maintain accounts on behalf of the Fund with, and place orders for the investment and reinvestment, including without limitation purchase and sale, of the Subadviser Assets with or through such persons, brokers (including, to the extent permitted by applicable law, any broker affiliated with the Subadviser) or dealers (collectively “Brokers”) as the Subadviser may elect and negotiate commissions to be paid on such transactions. The Subadviser, however, is not required to obtain the consent of the Adviser or the Company’s Board of Directors prior to establishing any such brokerage account. The Subadviser shall place all orders for the purchase and sale of portfolio investments for the Fund’s account with Brokers selected by the Subadviser. In the selection of such Brokers and the placing of such orders, the Subadviser shall seek to obtain for the Fund the most favorable price and execution available under the circumstances, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services, as provided below. It is expressly acknowledged that the Subadviser will not be obligated to solicit competitive bids for each transaction or to seek the lowest available commission cost. In using its reasonable efforts to obtain for the Fund the most favorable price and execution available under the circumstances, the Subadviser, bearing in mind the best interests of the Fund at all times, shall consider all factors it deems relevant, including but not limited to price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the Broker involved, and the quality of service rendered by the Broker in other transactions. The Subadviser shall not consider a Broker’s sale of Fund shares when selecting the Broker to execute trades. Neither the Company nor the Adviser shall instruct the Subadviser to place orders with any particular Broker(s) with respect to the Subadviser Assets. Subject to such policies as the Directors may determine, or as may be mutually agreed to by the Adviser and the Subadviser, the Subadviser is authorized but not obligated to cause, and shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused, the Fund to pay a Broker that provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to the Subadviser an amount of commission for effecting a Subadviser Assets investment transaction that is in excess of the amount of commission that another Broker would have charged for effecting that transaction if, but only if, the Subadviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such Broker viewed in terms of either that particular transaction or the overall responsibility of the Subadviser with respect to the accounts as to which it exercises investment discretion. It is recognized that the services provided by such Brokers may be useful to the Subadviser in connection with the Subadviser’s services to other clients.

On occasions when the Subadviser determines to purchase or sell a security or other investment for the Fund with respect to the Subadviser Assets as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other investments to be sold or purchased if in the Subadviser’s reasonable judgment such aggregation would result in an overall economic benefit to the Subadviser Assets, taking into consideration the advantageous selling or purchase price, brokerage commissions and other expenses. The Adviser acknowledges that the determination of such economic benefit to the Fund by the Subadviser represents the Subadviser’s evaluation that the Fund is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors. In any single transaction in which purchases and or sales of securities of any issuer for the account of the Fund are aggregated with other accounts managed by the Subadviser, determinations will be made in accordance with the Subadviser’s then-current procedures governing trade allocations. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients. It is recognized that in some cases, this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for, or disposed of by, the Fund with respect to the Subadviser Assets.

(f) Securities Transactions. The Subadviser and any affiliated person of the Subadviser may purchase securities or other instruments from or sell securities or other instruments to the Fund only if such transaction is permissible under applicable laws and regulations, including, without limitation, the 1940 Act and the Advisers Act and the rules and regulations promulgated thereunder.

The Subadviser, on its own behalf and with respect to its Access Persons (as defined in subsection (e) of Rule 17j-1 under the 1940 Act), agrees to observe and comply with Rule 17j-1 and its Code of Ethics (which shall comply in all material respects with Rule 17j-1), as the same may be amended from time to time. On at least an annual basis, the Subadviser will comply with the reporting requirements of Rule 17j-1, which include (i) certifying to the Adviser and the Company that the Subadviser and its Access Persons have complied with the Subadviser’s Code of Ethics with respect to the Subadviser Assets and (ii) identifying any violations which have occurred with respect to the Subadviser Assets. The Subadviser will have also submitted its Code of Ethics for its initial approval by the Company’s Board of Directors no later than the date of execution of this Agreement and subsequently within six months of any material change thereto.

(g) Books and Records. The Subadviser shall maintain such separate detailed records as are required by applicable laws and regulations of all matters hereunder pertaining to the Subadviser Assets (the “Fund’s Records”), including, without limitation, brokerage and other records of all securities transactions. The Subadviser acknowledges that the Fund’s Records are property of the Company, except to the extent that the Subadviser is required to maintain the Fund’s Records under the Advisers Act or other applicable law and except that the Subadviser, at its own expense, is entitled to make and keep a copy of the Fund’s Records for its internal files. The Fund’s Records shall be available to the Adviser or the Company at any time upon reasonable request during normal business hours and shall be available for telecopying promptly to the Adviser during any day that the Fund is open for business as set forth in the Prospectus.

(h) Information Concerning Subadviser Assets and Subadviser. From time to time as the Adviser or the Company reasonably may request in good faith, the Subadviser will furnish the Adviser or the Company with reports on portfolio transactions and reports on the Subadviser Assets, all in such reasonable detail as the parties may reasonably agree in good faith. The Subadviser will also inform the Adviser in a timely manner of material changes in portfolio managers responsible for Subadviser Assets or any material changes in the control or management of the Subadviser. Upon the Company’s or the Adviser’s reasonable request, the Subadviser will make available its officers and employees to meet with the Company’s Board of Directors to review the Subadviser Assets via telephone on a quarterly basis and on a less frequent basis in person as agreed upon by the parties. The Subadviser will upon reasonable request provide the Adviser with information regarding the pricing of particular securities or obligations identified by the Adviser that are included among the Subadviser Assets (based on the Subadviser’s own pricing policies), it being understood and agreed that (i) the responsibility for pricing any such securities or obligations to calculate the Fund’s net asset value or for any other purpose remains the sole responsibility of the Adviser and (ii) the Subadviser will have no liability to the Adviser or the Fund or any of the Fund’s shareholders for any assistance provided in connection with the pricing of securities or obligations. Subject to the other provisions of this Agreement, the Subadviser will also provide such information or perform such additional acts as may reasonably be requested by the Adviser with respect to the Subadviser Assets for the Company or the Adviser to comply with their respective obligations under applicable laws, including without limitation, the Code, the 1940 Act, the Advisers Act, and the Securities Act, and any rule or regulation thereunder.

(i) Custody Arrangements. The Company or the Adviser shall notify the Subadviser of the identities of the Company’s custodian banks and the custody arrangements therewith with respect to the Subadviser Assets and shall give the Subadviser sixty (60) days’ advance written notice of any changes in such custodian banks or custody arrangements. The Subadviser shall, on each business day, provide the Adviser and the Company’s custodian such information as the Adviser and the Company’s custodian may reasonably request in good faith relating to all transactions on such business day concerning the Subadviser Assets. The Company shall instruct its custodian banks to (i) carry out all investment instructions as may be directed by the Subadviser with respect to the Subadviser Assets (which instructions may be orally given if confirmed in writing); and (ii) provide the Subadviser with all operational information necessary for the Subadviser to purchase, sell, trade or otherwise act with respect to the Subadviser Assets on behalf of the Fund. The Subadviser shall have no liability for the acts or omissions of the authorized custodian(s), unless such act or omission is required by and taken in reliance upon instructions given to the authorized custodian(s) by a representative of the Subadviser properly authorized (pursuant to written instruction by the Adviser) to give such instructions.

3. Independent Contractor. In the performance of its services hereunder, the Subadviser is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser.

4. Expenses. During the term of this Agreement, the Subadviser will provide, at its own expense, the office space, furnishings and equipment and personnel required by it to perform the services on the terms and for the compensation provided herein, but shall not bear any expenses in connection with its activities under this Agreement that are not customarily regarded as overhead costs for an investment manager. The Subadviser shall not be responsible for the Fund’s or Adviser’s expenses, which shall include, but not be limited to, the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund and any losses incurred in connection therewith, expenses of holding or carrying Subadviser Assets, including, without limitation, expenses of dividends on stock borrowed to cover a short sale and interest, fees or other charges incurred in connection with leverage and related borrowings with respect to the Subadviser Assets, organizational and offering expenses (which include, but are not limited to, out-of-pocket expenses, but not overhead or employee costs of the Subadviser); expenses for legal, accounting and auditing services (which include, but are not limited to, services provided in connection with the workout of securities or obligations held by the Fund); taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC; expenses of registering or qualifying securities of the Fund for sale in the various states; freight and other charges in connection with the shipment or movement of the Fund’s portfolio securities; fees and expenses of Directors; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; and litigation and indemnification expenses and other extraordinary or non- recurring expenses. The Company or the Adviser, as the case may be, shall reimburse the Subadviser for any expenses of the Fund or the Adviser as may be reasonably incurred by such Subadviser on behalf of the Fund or the Adviser. The Subadviser shall keep and supply to the Company and the Adviser reasonable records of all such expenses.

5. Investment Analysis and Commentary. The Subadviser will provide quarterly performance analysis and market commentary (the “Investment Report”) during the term of this Agreement. The Investment Reports are due within fifteen (15) business days after the end of each quarter. In addition, interim Investment Reports may be issued at such times as may be mutually agreed upon by the Adviser and Subadviser. The subject of each Investment Report shall be mutually agreed upon, which agreement shall not prohibit the Adviser from publicly distributing the same or similar information as is contained within the Investment Report. Each Investment Report will remain the property of the Subadviser and shall not be distributed or reproduced without the Subadviser’s prior written consent. For the avoidance of doubt, no Investment Report shall be deemed a “work for hire” and no rights in any such report shall attach to the Adviser or the Company.

6. Compensation. For the services provided pursuant to this Agreement, the Subadviser is entitled to an annual fee equal to the amounts described in Schedule A attached hereto. Such fee will be computed daily and paid no later than the tenth (10th) business day following the end of each month by the Adviser, calculated at an annual rate based on the average daily Managed Assets of the Fund (as defined in the Fund’s prospectus) and will provide the Subadviser with a schedule showing the manner in which the fee was computed. Managed Assets of the Fund shall be valued consistently with the valuation of such assets in determining net asset value as described in the Fund’s Prospectus and/or SAI. If this Agreement shall be effective for only a portion of a month with respect to the Fund, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect for the Fund. Expense caps or fee waivers for the Fund that may be agreed to by the Manager, but not agreed to in writing by the Subadvisor, shall not cause a reduction in the amount of the payment to the Subadvisor.

7. Representations and Warranties of Subadviser. The Subadviser represents and warrants to the Adviser and the Company as follows:

(a) The Subadviser is registered as an investment adviser under the Advisers Act;

(b) The Subadviser is a limited liability company duly organized and properly registered and operating under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder; and

(c) The execution, delivery and performance by the Subadviser of this Agreement are within the Subadviser’s powers and have been duly authorized by all necessary actions of its partners, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Subadviser for execution, delivery and performance by the Subadviser of this Agreement, and the execution, delivery and performance by the Subadviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Subadviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Subadviser.

(d) The Subadviser is not providing commodity interest trading advice with respect to the Fund.

8. Representations and Warranties of Adviser. The Adviser represents and warrants to the Subadviser as follows:

(a) The Adviser is registered as an investment adviser under the Advisers Act;

(b) The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(c) The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its members or shareholders, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d) It received a copy of the Subadviser’s Form ADV Part 2A and the applicable Form ADV Part 2B prior to the execution of this Agreement;

(e) The Adviser and the Company have duly entered into the Management Agreement pursuant to which the Company authorized the Adviser to delegate certain of its duties under the Management Agreement to other investment advisers, including without limitation, the appointment of a subadviser with respect to assets of the Fund and the Adviser’s entering into and performing this Agreement; and

(f) The Fund is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act by virtue of being a member of a “family of funds” as defined in Rule 144A.

(g) The Adviser has claimed the CPO exclusion in Commodity Futures Trading Commission (“CFTC”) Regulation 4.5 with respect to the Fund and will file the notice required under CFTC Regulation 4.5 with respect to the Fund and will annually reaffirm such notice filing on behalf of the Fund as required by CFTC Regulation 4.5. The Adviser further represents, warrants and covenants that the Fund is, and until this Agreement is terminated will remain, an “eligible contract participant” within the meaning of Section 1a(18) of the CEA.

9. Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Subadviser and the Adviser pursuant to the recitals above and Sections 7 and 8, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true or accurate in all material aspects.

10. Liability and Indemnification.

(a) Liability. The Subadviser shall exercise that level of judgment required of others in a similar position in rendering its services in accordance with the terms of this Agreement, but otherwise, in the absence of willful misconduct, bad faith or gross negligence on the part of the Subadviser, each of its affiliates and all respective partners, officers, directors and employees (“Affiliates”) and each person, if any, who within the meaning of the Securities Act controls the Subadviser (“Controlling Persons”), if any, shall not be subject to any expenses or liability to the Adviser or the Fund or any of the Fund’s shareholders, in connection with the matters to which this Agreement relates, including without limitation for any losses that may be sustained in the purchase, holding or sale of Subadviser Assets. The Adviser shall exercise that level of judgment required of others in a similar position in rendering its obligations in accordance with the terms of this Agreement, but otherwise (except as set forth in Section 11(c) below), in the absence of willful misconduct, bad faith or gross negligence on the part of the Adviser, any of its Affiliates and each of the Adviser’s Controlling Persons, if any, shall not be subject to any liability to the Subadviser, for any act or omission in the case of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Subadviser Assets. Notwithstanding the foregoing, nothing herein shall relieve the Adviser and the Subadviser from any of their obligations under applicable law, including, without limitation, the federal and state securities laws.

(b) Indemnification. The Subadviser shall indemnify the Adviser and the Fund, and their respective Affiliates and Controlling Persons for any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, which the Adviser and/or the Fund and their respective Affiliates and Controlling Persons sustain as a result of the Subadviser’s willful misconduct, bad faith, gross negligence, or violation of applicable law, including, without limitation, the federal and state securities laws. Unless otherwise obligated under applicable law, the Subadviser shall not be liable for indirect, punitive, special or consequential damages arising out of this Agreement.

The Adviser shall indemnify the Subadviser, its Affiliates and its Controlling Persons, for any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, sustained as a result of the Adviser’s willful misconduct, bad faith, gross negligence or violation of applicable law, including, without limitation, the federal and state securities laws.

The Company shall indemnify the Subadviser, its Affiliates and its Controlling Persons to the fullest extent permitted by law (taking into account any exemptive relief granted to the Company) against any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, sustained as a result of any (i) willful misconduct, bad faith, gross negligence or violation of applicable law, including, without limitation, the federal and state securities laws, by the Company, (ii) untrue statement of a material fact in the Fund’s registration statement relating to shares of the Fund or any other sales materials relating to the Fund or (iii) omission of a material fact required to have been included in such registration statement or sales material, or necessary to make the statements therein not misleading, unless in the case of clause (ii) or (iii) the statement or omission was made in reliance upon and in conformity with written information provided by the Subadviser to the Adviser or the Fund for use in the registration statement or sales material.

(c) Acts of the Adviser. The Subadviser shall not be liable to the Adviser, the Fund or their respective shareholders or Controlling Persons for acts of the Subadviser which result from acts of the Adviser, including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by the Adviser, which records are not also maintained by or otherwise available to the Subadviser upon reasonable request. Without limiting the indemnity set forth in subsection (b) above, the Adviser shall indemnify the Subadviser, its Affiliates and its Controlling Persons, for any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, sustained as a result of the Adviser’s failure to provide accurate and current information with respect to any records maintained by the Adviser, which records are not also maintained by or otherwise available to the Subadviser upon reasonable request.

11. Duration and Termination.

(a) Duration. Unless sooner terminated, this Agreement shall continue for an initial period of no more than two years following the Effective Date of this Agreement, and thereafter shall continue automatically for successive annual periods with respect to the Fund, provided such continuance is specifically approved at least annually by the Company’s Board of Directors or vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund; provided that in either event its continuance also is approved by a majority of the Company’s Directors who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b) Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to the Fund, without payment of any penalty:

(i) By vote of a majority of the Company’s Board of Directors, or by “vote of a majority of the outstanding voting securities” of the Fund (as defined in the 1940 Act), or by the Adviser, in each case, upon not more than 60 days’ written notice to the Subadviser;

(ii) By any party hereto upon written notice to the other party in the event of a material breach of any provision of this Agreement by the other party if the material breach is not cured within 15 days of notice of the material breach; or

(iii) By the Subadviser upon not more than 60 days’ written notice to the Adviser and the Company.

This Agreement shall not be assigned (as such term is defined in the 1940 Act) and shall terminate automatically in the event of its assignment or upon the termination of the Management Agreement. Termination of this Agreement shall not affect the right of the Subadviser to receive payments on any unpaid balance of the compensation described in Section 6 earned prior to such termination and for any additional period during which the Subadviser serves as such for the Company, subject to applicable law.

12. Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and shall oversee and review the Subadviser’s performance of its duties under this Agreement. Nothing contained in this Agreement shall obligate the Adviser to provide any funding or other support for the purpose of directly or indirectly promoting investments in a Fund.

13. Reference to Adviser and Subadviser.

(a) During the term of this Agreement only, the Subadviser grants, subject to the conditions below, the Adviser a limited, non-exclusive rights to use, display and promote trademarks of the Subadviser solely in conjunction with any activity associated with the Fund. In addition, the Adviser may promote the identity of and services provided by the Subadviser to the Adviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials. The Adviser shall protect the goodwill and reputation of the Subadviser in connection with marketing and promotion of the Fund. The Adviser shall submit to the Subadviser for its review and approval all such public informational or sales materials relating to the Fund (including, without limitation, prospectuses, proxy statements and reports to shareholders) that refer in any way to the Subadviser or refer to or contain any recognizable variant or any registered mark or logo or other proprietary designation of the Subadviser. Approval shall not be unreasonably withheld by the Subadviser and notice of approval or disapproval will be provided promptly.

(b) Neither the Subadviser nor any Affiliate or agent of the Subadviser shall make reference to or use the name of the Adviser or any of its Affiliates, or any of their clients, except references concerning the identity of and services provided by the Subadviser to the Fund or to the Adviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed and notice of approval or disapproval will be provided promptly. Subsequent advertising or promotional materials having very substantially the same form as previously approved by the Adviser may be used by the Subadviser without obtaining the Adviser’s consent unless such consent is withdrawn in writing by the Adviser. The Subadviser hereby agrees to make all reasonable efforts to cause any Affiliate of the Subadviser to satisfy the foregoing obligation. Notwithstanding the foregoing, the Adviser acknowledges and agrees that the Subadviser may identify the Adviser as a client of the Subadviser, which identification may include a statement describing the Subadviser’s role with respect to the Adviser and the Fund.

14. Amendment; Waiver. This Agreement may be amended by mutual written consent of the parties, provided that the terms of any material amendment shall be approved by: (a) to the extent required by the 1940 Act, the Company’s Board of Directors or by a vote of a majority of the outstanding voting securities of the Fund (as required by the 1940 Act), and (b) the vote of a majority of those Directors of the Company who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law. No failure to exercise and no delay in exercising on the part of any party hereto, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof.

15. Confidentiality. Each party hereto shall keep confidential and shall not disclose any and all information obtained in connection with the services rendered hereunder and relating to the other party (and in the case of the Adviser, the Fund) without the consent of such party, except to the extent that such disclosure meets one of the following conditions:

(a) Law or Regulation. The disclosure is necessary to comply with applicable law or regulation or the rules or regulations of any self-regulatory organization or governmental body having jurisdiction over the Subadviser, the Adviser or the Fund;

(b) Court or Regulatory Authority. Disclosure of such information is expressly required or requested by a court or other tribunal of competent jurisdiction or applicable federal or state regulatory authorities;

(c) Publicly Known Without Breach. Such information becomes known to the general public without a breach of this Agreement or a similar confidential disclosure agreement regarding such information;

(d) Already Known. Such information already was known by the party prior to the date of this Agreement or becomes known to it from a source other than the other party (which source is not known to the recipient to be violating an obligation of confidentiality);

(e) Received From Third Party. Such information was or is hereafter rightfully received by the party from a third party (expressly excluding the Fund’s custodian, prime broker and administrator) without restriction on its disclosure and without breach of this Agreement or of a similar confidential disclosure agreement regarding them;

(f) Independently Developed. The party independently developed such information; or

(g) Disclosure to Representatives. The disclosure is made to the party’s attorneys, accountants, service providers, officers, employees, advisory personnel, directors, trustees, partners or affiliates (“Representatives”), provided that such Representatives shall protect the confidentiality of such information pursuant to this paragraph 15 and each party shall remain liable for any breaches by its Representatives who are provided with confidential information.

In addition, the Subadviser and its officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, in exchange for disclosing the Fund’s portfolio holdings.

16. Non-Exclusive Services. The Subadviser is free to act for its own account and to provide to others services similar to those to be provided hereunder. The Adviser acknowledges that the Subadviser and its partners, principals, officers, employees and agents, and the Subadviser’s other clients, may at any time have, acquire, increase, decrease or dispose of positions in the same investments which are at the time being held, acquired for or disposed of under this Agreement for the Fund. The Adviser agrees that the Subadviser may give advice and take action in the performances of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Subadviser Assets.

17. Miscellaneous. No person other than the Fund, the Adviser, and the Subadviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Fund (including without limitation any shareholder in the Fund) any direct, indirect, derivative, or other rights against the Adviser or Subadviser, or (ii) create or give rise to any duty or obligation on the part of the Adviser or Subadviser (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

18. Additional Information. Without limiting any other provision of this Agreement, the Adviser and the Fund shall furnish such other information with regard to their affairs as the Subadviser may reasonably request.

19. Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other parties, to the parties at the following addresses, which may from time to time be changed by the parties by notice to the other party:

If to the Subadviser:

MacKay Shields LLC

1345 Avenue of the Americas

43rd Floor

New York, NY 10105

Attention: General Counsel

Phone: 212-758-5400

If to the Adviser:

RiverNorth Capital Management, LLC 325 N. LaSalle Street, Suite 645

Chicago, Illinois 60654

Attention: General Counsel

Phone: 312-445-2251

20. Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

22. Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC.

23. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

24. Severability. If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

25. Entire Agreement. This Agreement, together with all exhibits, attachments and appendices, contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

ADVISER
RIVERNORTH CAPITAL MANAGEMENT LLC

BY:

Name:

Title:

SUBADVISER
MACKAY SHIELDS LLC

BY:

Name:

Title:

FUND
RIVERNORTH FLEXIBLE MUNICIPAL INCOME FUND, INC.

BY:

Name:

Title: